Exhibit 99.1


For Immediate Release

Contact:  Douglas Stewart, President


            SARGEANT RESIGNS AS DIRECTOR OF PEOPLES-SIDNEY FINANCIAL
                                  CORPORATION

Douglas Stewart, President of Peoples-Sidney Financial Corporation and its subsidiary, Peoples Federal Savings & Loan Association announced today that the Board of Directors received a letter of resignation on August 3, 2006 from John
W. Sargeant, a current board member.

Sargeant was originally appointed to the Board of Directors of the Association in 1987 and to the Board of the Corporation in 1997. He is resigning from the Corporation's Board and the Association's Board in compliance with the mandating age retirement policy. His retirement from the Board's will become effective at the Annual Meeting on October 13, 2006.

James W. Kerber, Chairman of the Nominating Committee, also reports that Jeffery
S. Sargeant, John's son, has been nominated as a director of the Corporation and the Association. Shareholders will be asked to vote on his nominations to be elected at the annual meeting on October 13, 2006. Jeffery Sargeant, a local businessman and owner of Community Insurance Group Ltd., is a licensed property and casualty, life and health agent with offices in Sidney, Minster and Botkins, Ohio.

Peoples Federal operates from its main office in Sidney and its branches located inside Wal Mart and in Anna and Jackson Center, Ohio.